Exhibit 10.2

EXECUTION COPY

                              EMPLOYMENT AGREEMENT
                              --------------------

         This Employment Agreement (the "Agreement") is made and entered into as of the 21st day of May, 2009, by and between Comverse Technology, Inc., a New York corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Stephen M. Swad (the "Executive").

                               W I T N E S S E T H

         WHEREAS, the Company desires to employ the Executive as its Executive Vice President and Chief Financial Officer and to enter into an employment agreement embodying the terms of such employment; and

         WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties"), intending to be legally bound, agree as follows:

         1. Definitions.

         (a) "Base Salary" shall mean the Executive's base salary as determined in accordance with Section 4 below, including any applicable increases and permitted decreases.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) "Cause" shall mean:

                  (i) an indictment or conviction of the Executive of, or a plea of nolo contendere by the Executive to, any felony;

                  (ii) a material violation by the Executive of federal or state securities laws, as determined by a court or other governmental body of competent jurisdiction;

                  (iii) willful misconduct or gross negligence by the Executive with regard to the Company resulting in material and demonstrable harm to the Company;

                  (iv) a material violation by the Executive of any material Company policy or procedure provided to the Executive, including without limitation a material violation of the Company's Code of Business Conduct and Ethics, resulting in material and demonstrable harm to the Company;

                  (v) the repeated and continued failure by the Executive to carry out, in all material respects, the reasonable and lawful directions of the Company's Chief Executive Officer and President and/or Board that are within the Executive's individual control and consistent with the Executive's status as a senior executive of the Company and his duties and responsibilities hereunder; provided such failure has continued after it has been brought to the Executive's attention by the Chief Executive Officer


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                        and President and/or Board, except, in all cases, for a
                        failure that is attributable to the Executive's illness, injury or Disability; or

                  (vi) fraud, embezzlement, theft or material dishonesty by the Executive against the Company (other than good faith immaterial expense account disputes);

provided, however, that no finding of Cause pursuant to subsections (iii) or
(iv) hereof shall be effective unless and until the Company has provided the Executive with written notice thereof in accordance with Section 25 below stating with specificity the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by the Executive, providing the Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with
Section 25 below.

For purposes of this Agreement, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific direction given pursuant to a resolution adopted by the Board of Directors or on the advice of Company counsel shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Notwithstanding the above, any termination of Executive's employment based on Cause shall not be deemed to be for Cause unless and until Executive has been provided with (i) written notice specifying in detail the basis for such action and (ii) on at least (10) days prior notice, an opportunity, together with legal counsel, to be heard on such proposed determination with the Company's Chief Executive Officer and Chairman of the Company's Audit Committee.

         (d) "Change in Control" shall occur upon:

                  (i) any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of the Company, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the total voting power of the Company's then-outstanding securities eligible to vote to elect members of the Board (the "Voting Securities");

                  (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company's equity securities immediately prior to such transaction (or series of related transactions) would not be the holders immediately after such transaction (or series of related transactions) of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction (or series of related transactions);

                  (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

                  (iv) a sale of all or substantially all of the Company's assets.


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         (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (f) "Compensation Committee" shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

         (g) "Disability" shall mean the Executive's inability to substantially perform his duties and responsibilities under this Agreement for a period of six
(6) consecutive months or nine (9) out of twelve (12) nonconsecutive months due to a physical or mental disability, as the term "physical or mental disability" is defined in the Company's long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).

         (h) "Effective Date" shall mean May 26, 2009.

         (i) "Good Reason" shall mean, without the Executive's prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof in accordance with Section 25 below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 25 below:

                  (i) any reduction in the Executive's Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to all senior executives of the Company that results in a reduction to the Executive proportional to that of other executives, provided, however, that an across-the-board reduction of Executive's compensation in excess of 10% of Base Salary or 20% of Target Bonus shall constitute Good Reason;

                  (ii) an actual relocation of the Executive's principal office to another location more than 35 miles from Washington, D.C.;

                  (iii) any material diminution in the Executive's title,
                        position or reporting status, or any material diminution of the Executive's duties or responsibilities;

                  (iv) notice to Executive of the Company's intention not to renew this Agreement pursuant to Section 2 below;

                  (v) a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within ten (10) calendar days after completion of a merger, consolidation, sale or similar transaction and the failure to deliver a copy of the document effecting such assumption to the Executive upon the Executive's written request; or

                  (vi) a material breach by the Company of any provision of this Agreement.

         (j) "Term of Employment" shall mean the period specified in Section 2 below, as such period may be extended.


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         2. Term of Employment.

              The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending January 31, 2011, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement (the "Initial Term"). This Agreement shall be automatically renewed for additional one (1) year periods at the end of the Initial Term and on each anniversary thereafter, unless either Party notifies the other Party in writing, in accordance with
Section 25, of his or its intention not to renew this Agreement not less than sixty (60) calendar days prior to such expiration date or anniversary, as the case may be. Executive shall be based in the Company's offices located in Washington, D.C. with such travel within and outside of the United States as may be reasonably required in the performance of Executive's duties.

         3. Position, Duties and Responsibilities; Reporting.

              As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Executive Vice President and Chief Financial Officer. In this capacity, the Executive shall be have the duties, responsibilities and authority commensurate with the position and such other duties and responsibilities as are appropriate for a person holding the offices set forth in this section and assigned by the Company's Chief Executive Officer. Unless prevented by illness, injury or Disability, the Executive shall devote substantially all of the Executive's time, attention and efforts during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees; or (b) with the approval of the Company's Chief Executive Officer, serve on other corporate boards or committees; provided, in each case of (a) and (b) and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive's duties hereunder or conflict with Section 13. The Executive shall report to the Company's Chief Executive Officer in carrying out his duties under this Agreement. If requested, the Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company's subsidiaries or affiliates without additional compensation.

         4. Base Salary.

              As of the Effective Date and for the remainder of fiscal year 2009, the Executive shall be paid a Base Salary at the rate of not less than six hundred and twenty-five thousand dollars ($625,000) per annum, payable in accordance with the regular payroll practices of the Company. Thereafter, the Base Salary shall be reviewed no less frequently than annually, including in respect of fiscal year 2010, and the amount thereof may be increased in the discretion of the Board or the Compensation Committee. After giving effect to the preceding two sentences, the Base Salary may not be decreased unless the Executive provides his prior written consent to such decrease or it is part of an across-the-board reduction applicable to all senior executive officers of the Company that results in a reduction to the Executive proportional to that of other executives (subject to the exception set forth in Section 1(i)(i)).

         5. Incentive Compensation Arrangements.

              The Executive's maximum annual bonus opportunity for each fiscal year shall be $1,025,000 (and shall be adjusted based on future increases in Base Salary) and will be payable based upon the achievement of performance criteria developed by the Company's Chief Executive Officer; provided, however, that the Executive's bonus for fiscal year 2009 shall not be less than Two Hundred and Seventh-Five Thousand Dollars ($275,000). For purposes of this


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Agreement, Executive's target bonus opportunity ("Target Bonus") shall be
$625,000 (subject to achievement of the requisite performance criteria). Any bonuses shall be payable in the fiscal year following the applicable fiscal year when bonuses are customarily payable under the Company's regular payroll practices, but in no event later than 2 and 1/2 months following the end of the applicable fiscal year. The bonus for fiscal year 2009 shall be based on the full year and not prorated as a result of the Effective Date.

         6. Long-Term Incentive Compensation Programs.

         (a) The Compensation Committee and the Company's management will recommend that the Board approve, at its first scheduled meeting after the date hereof, a grant to the Executive of 210,000 deferred stock units representing the right to receive, upon vesting, shares of Company common stock ("Common Stock") in accordance with the terms and conditions of the Company's 2005 Stock Incentive Compensation Plan. One-third (1/3) of the award would be scheduled to vest, and shares of Common Stock in respect thereof delivered, on each of the first, second and third anniversary of the Effective Date. Notwithstanding the foregoing, the vesting and delivery of 70,000 of the deferred stock units will be conditioned upon the achievement by the Company and Comverse, Inc. of a specified performance criterion based on pro forma operating income for fiscal year 2009, and such shares will be forfeited if such performance criterion is not achieved. The deferred stock award would be documented using the form of the Company's Deferred Stock Award Agreement.

         (b) During the Term of Employment (including fiscal year 2009), the Executive will be eligible to receive equity awards under the Company's stock incentive plans based on the performance of the Company and the performance of the Executive, as recommended by the Company's Chief Executive Officer and determined in the good faith discretion of the Board and/or Compensation Committee, as applicable, and consistent with the Executive's role and responsibilities as Executive Vice President and Chief Financial Officer of the Company, with such awards to be assessed on an annual basis.

         7. Employee Benefit Programs.

         During the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements applicable to senior-level executives other than those relating to cash bonuses or equity awards (as to which Sections 5 and 6 hereof shall govern).

         8. Reimbursement of Business Expenses.

         During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company's policies relating thereto. In addition, the Company shall pay for reasonable legal fees and expenses up to an amount of $15,000 incurred by the Executive in connection with the negotiation and drafting of this Agreement.

         9. Perquisites.

         During the Term of Employment, the Executive shall be entitled to participate in the Company's executive fringe benefit programs applicable to the Company's senior-level executives (if any) in accordance with the terms and conditions of such programs as in effect from time to time. During the term of employment, the Executive shall be entitled to an annual additional supplemental


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payment of $25,000 payable as additional salary during the course of the year in accordance with the regular payroll practices of the Company.

         10. Vacation.

         The Executive be entitled to four (4) weeks paid vacation in each calendar year and seven (7) personal days administered in accordance with the Company's policies in place from time to time.

         11. Relocation.

         In the event that the Executive is required to relocate to New York, New York, the Company will extend to the Executive relocation assistance on terms consistent with that available to other senior level executives and to be agreed upon at such time.

         12. Termination of Employment.

         (a) Termination of Employment Due to Death or Disability. In the event of the Executive's death or Disability during the Term of Employment, the Term of Employment shall end as of the date of the Executive's death or Disability and he, his estate and/or beneficiaries, as the case may be, shall be entitled to the following, subject to Section 27 below:

                  (i) Base Salary earned but not paid prior to the date of his death or Disability, and any annual bonus earned pursuant to Section 5, but unpaid, as of the date of death or Disability for the immediately preceding fiscal year, payable to Executive in a lump sum less applicable tax withholdings when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year after the end of the applicable fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

                  (ii) a pro-rata share of the annual bonus the Executive would have earned pursuant to Section 5 if he had remained employed through the end of the fiscal year in which the termination occurred based on the number of days the Executive is employed during the year of termination and based on the Company's actual performance against the goals set by the Compensation Committee for such fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year after the end of the applicable fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

                  (iii) any amounts earned, accrued or owing to the Executive prior to the date of his death but not yet paid under Sections 7, 8, 9, 10 or 11 above in accordance with the terms thereof payable to Executive in a lump sum less applicable tax withholdings; and

                  (iv) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating the Executive's employment provides written notice within ten (10) business days to the other Party in accordance with
Section 25 below.

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         (b) Termination of Employment by the Company for Cause. If the Company
terminates the Executive's employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following:

                  (i) Base Salary earned but not paid prior to the date of termination payable to Executive in a lump sum less applicable tax withholdings;

                  (ii) any amounts earned, accrued or owing to the Executive prior to the date of termination but not yet paid under Sections 7, 8, 9, 10 or 11 above in accordance with the terms thereof payable to Executive in a lump sum less applicable tax withholdings; and

                  (iii) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

         (c) Termination of Employment by the Company without Cause or by the Executive for Good Reason. If the Executive's employment is terminated by the Company without Cause (other than due to death or Disability) or by the Executive for Good Reason, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following, subject to
Section 27:

                  (i) Base Salary earned but not paid prior to the date of termination payable to Executive in a lump sum less applicable tax withholdings;

                  (ii) any annual bonus earned pursuant to Section 5, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable to Executive in a lump sum less applicable tax withholdings when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year after the end of the applicable fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

                  (iii) a pro-rata share of the annual bonus the Executive would have earned pursuant to Section 5 if he had remained employed through the end of the fiscal year in which the termination occurred based on the number of days the Executive is employed during the year of termination and based on the Company's actual performance against the goals set by the Compensation Committee for such fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year after the end of the applicable fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

                  (iv) one hundred percent (100%) of the greater of (A) the Base Salary in effect on the date of termination or (B) the Base Salary in effect immediately prior to any reduction that would constitute Good Reason, payable to Executive in a lump sum less applicable tax withholdings within the later of (i) 30 calendar days after the date of termination or (ii) the seventh day after the expiration of the revocation period, if applicable, under the release contemplated by Section 12(i) below, in accordance with the Company's regular payroll practice;

                  (v) one hundred percent (100%) of the Target Bonus (regardless of any performance requirements), payable to Executive in a lump sum less applicable withholdings


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                        within the later of (i) 30 calendar days after the date
                        of termination or (ii) the seventh day after the expiration of the revocation period, if applicable, under the release contemplated by Section 12(i) below;

                  (vi) to have the Company pay the full premiums (employer and employee portions) for the Executive's and any covered beneficiary's coverage under COBRA health continuation benefits over the twelve (12) month period immediately following the date of termination;

                  (vii) any amounts earned, accrued or owing to the Executive prior to the date of termination but not yet paid under Sections 7, 8, 9, 10 or 11 in accordance with the terms thereof payable to Executive in a lump sum less applicable tax withholdings; and

                  (viii) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive's employment without Cause occur unless the Company gives written notice to the Executive in accordance with Section 25 below.

         (d) Termination of Employment Due to a Change in Control. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason in connection with or within one (1) year after a Change in Control, the Executive shall be entitled to the following, subject to
Section 27:

                  (i) Base Salary earned but not paid prior to the date of termination payable to Executive in a lump sum less applicable tax withholdings;

                  (ii) any annual bonus earned pursuant to Section 5, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable to Executive in a lump sum less applicable tax withholdings when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year after the end of the applicable fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

                  (iii) a pro-rata share of the annual bonus the Executive would have earned pursuant to Section 5 if he had remained employed through the end of the fiscal year in which the termination occurred based on the number of days the Executive is employed during the year of termination and based on the Company's actual performance against the goals set by the Compensation Committee for such fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year after the end of the applicable fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

                  (iv)  one hundred and fifty percent (150%) of the greater of
                        (A) the Base Salary in effect on the date of termination or (B) the Base Salary in effect immediately prior to any reduction that would constitute Good Reason, payable to Executive in a lump sum less applicable tax withholdings within the later of (i) 30 calendar days after the date of termination or (ii) the seventh day after the expiration of the revocation period, if


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                        applicable, under the release contemplated by Section
                        12(i) below, in accordance with the Company's regular payroll practice;

                  (v) one hundred and fifty percent (150%) of the Target Bonus (regardless of any performance requirements), payable to Executive in a lump sum less applicable tax withholdings within the later of (i) 30 calendar days after the date of termination or (ii) the seventh day after the expiration of the revocation period, if applicable, under the release contemplated by Section 12(i) below;

                  (vi) to have the Company pay the full premiums (employer and employee portions) for the Executive's and any covered beneficiary's coverage under COBRA health continuation benefits over the eighteen (18) month period immediately following the date of termination;

                  (vii) any amounts earned, accrued or owing to the Executive prior to the date of termination but not yet paid under Sections 7, 8, 9, 10 or 11 in accordance with the terms thereof payable to Executive in a lump sum less applicable tax withholdings;

                 (viii) the immediate vesting of all stock options and deferred stock awarded to the Executive, with any options granted after the Effective Date having a minimum exercise period of one (1) year from the date of termination or, if less, the maximum exercise period permitted by
                        Section 409A, subject to any option plan provisions relating to a change in control or similar event and to the initial ten (10) year term of the options; provided, however, that, if necessary, such exercise period shall be extended if permitted by Section 409A until the exercise of the options would cease to violate any federal or state securities laws subject to the initial ten (10) year term of the options; and

                  (ix) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

         (e) Termination of Employment by the Executive Without Good Reason. If the Executive terminates his employment without Good Reason, other than a termination of employment due to death or Disability, the Executive shall be entitled to the same payments and benefits as provided in Section 12(b) above. In no event shall a termination of the Executive's employment without Good Reason occur unless the Executive gives at least thirty (30) calendar days advance written notice to the Company in accordance with Section 25 below.

         (f) Termination by Notice of Nonrenewal by the Company. If the Company terminates the Executive's employment as a result of or following the Company providing a notice of non-renewal of this Agreement in accordance with Section 2 above, the Executive shall be entitled to the same payments and benefits as provided in Section 12(c) or 12(d), as applicable. If the Company provides such nonrenewal notice, but does not terminate Executive's employment, then the Executive shall have Good Reason under Section 1(i).

         (g) No Mitigation; No Offset. In the event of a termination of the Executive's employment for any reason under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any compensation attributable to any subsequent compensation he may receive. The Company's obligation to make the payments provided for in this Agreement and


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otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided that the foregoing shall in no way limit the Company's remedies upon a breach or threatened breach of the restrictive covenants in Section 13.

         (h) Additional Payments. If the Executive becomes subject to the excise tax imposed by Code Section 4999 (the "Parachute Excise Tax") with respect to any payment(s), benefit(s) or distribution(s) received by, or payable to or for the benefit of, the Executive (or otherwise) in connection with, or by reason of, any Change in Control or any change in ownership or effective control of the Company (as determined under IRC Section 280G) that occurs prior to January 31, 2011, the Company and the Executive agree that the Company shall pay to the Executive a tax gross-up payment so that after payment by the Executive of all federal, state and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to the Executive by the Company, the Executive retains on an after-tax basis an amount equal to the amount that the Executive would have retained if he had not been subject to the Parachute Excise Tax.

         (i) Waiver and Release. As a condition precedent to receiving the compensation and benefits provided under Section 12(c) and 12(d) (but not any of the amounts described in clauses (i), (vii) and (ix) of Sections 12(c) and 12(d) above), the Executive shall execute a waiver and release substantially in the form attached to this Agreement as Exhibit A.

         13. Restrictive Covenants.

         (a) Nondisclosure. During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this Section 13
(a). Nothing herein shall preclude Executive from discussing or disclosing the Agreement and/or any plan or other agreement referred to herein and/or any aspect of his compensation and/or benefits with his family and/or his advisors or necessary to enforce this Agreement.

         (b) Assignment of Rights. The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "Rights") that, during the Term of Employment, are made or conceived by him, alone or with others, and that relate to the Company's present business or arise out of any work he performs or information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as possible all information known or possessed by him concerning the Rights, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.


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         (c) Noncompetition. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Executive will have access to confidential information and other valuable rights of the Company, the Executive covenants and agrees that he will not, at any time during his employment with the Company and for a period of twelve (12) months thereafter, directly or indirectly, engage in Competitive Business. "Competitive Business" shall mean any business or any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company or any of its subsidiaries (other than Verint Systems Inc., Ulticom, Inc., Starhome, B.V. and their subsidiaries) produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company or any of its subsidiaries (other than Verint Systems Inc., Ulticom, Inc. and Starhome, B.V. and their subsidiaries) then conducts business or reasonably has plans to conduct business, provided that after the end of the Executive's employment Competitive Business shall exclude product lines or services that account for less than 5% of the Company's aggregate revenue as projected in the Company's then current business plan for the three-year period following termination of employment. It is not the intent of this covenant to bar the Executive from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company as aforesaid. In furtherance thereof, it is acknowledged that it shall not be a breach of this
Section 13(c) for the Executive to provide services to an entity or person that is not itself a Competitive Business, but has a division, business unit or segment that is a Competitive Business, so long as the Executive demonstrates to the Company's reasonable satisfaction that the Executive does not and will not, directly or indirectly, provide services or advice to such division, business unit or segment that is the Competitive Business. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved are less than 2% of the respective company's outstanding equity securities and the Executive is solely a passive investor (or option holder) in each such company and if such company has a Competitive Business, the Executive does not and will not, directly or indirectly, provide services or advice to such company.

         (d) Nonsolicitation. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Executive will have access to confidential information and other valuable rights of the Company, the Executive covenants and agrees that he will not, at any time during his employment with the Company and for a period of twelve (12) months thereafter, directly or indirectly, induce, attempt to induce, or aid others in inducing, an employee of the Company to accept employment or affiliation with another firm or corporation engaging in such business or activity of which the Executive is an employee, owner, partner or consultant. The Executive further agrees that he will not, whether on Executive's own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company or any of its affiliates to cease being a customer, supplier, or vendor of the Company or any of its affiliates or to divert all or any part of such person's or entity's business from the Company or any of its affiliates.

         (e) Duration and Scope. The Company and the Executive agree that the duration and geographic scope of the restrictive covenants set forth in this
Section 13 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Executive hereto agree that the provision shall remain in full force and effect for the greatest lesser time period and in the greatest lesser area that would not render it unenforceable. The Company and the Executive intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Section 13 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that the Company shall be entitled to seek equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the provisions of this Section 13 by Executive, but shall be in addition to all other remedies available to the Company at law or equity. The Executive acknowledges and agrees that no breach by the Company of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights. If the provisions of this Section 13 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and the Company agree that such provisions shall be, and are, automatically reformed to the maximum lesser limitations permitted by such law.

         14. Indemnification.

              The Company confirms and acknowledges that the Company is obligated to indemnify the Executive pursuant to the terms of the Indemnification Agreement between the Company and the Executive dated as of the date hereof (the "Indemnification Agreement") and the Company's By-laws (without taking into account any amendment to the Company's By-laws adopted after the Effective Date which reduces his rights to indemnification) and that the Executive shall, in any event, be indemnified to the fullest extent permitted by law. The Executive shall be entitled to the same Director and Officer Insurance coverages as apply to other executive officers of the Company.

         15. Assignability; Binding Nature.

              This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, agents, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company; provided, however, that such rights or obligations may be assigned or transferred pursuant to a sale of more than 50% of the outstanding equity securities of the Company, a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided further, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

         16. Representation.

              The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

         17. Entire Agreement.

              This Agreement (including the attached Exhibit A and any plan, other agreements or attachments referred to herein) and the Indemnification Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements and any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements between the Parties.

         18. Amendment or Waiver.

              No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

         19. Withholding.

              The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         20. Severability.

              In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         21. Survivorship.

              The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to preserve such rights and obligations.

         22. Controlling Document.

              If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

         23. Beneficiaries/References.

              The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         24. Governing Law/Jurisdiction.

              This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law unless superseded by federal law. The Parties agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Parties consent to the jurisdiction of such court. Each Party shall be responsible for paying its own fees and expenses (including reasonable attorney fees) in connection with any dispute under this Agreement except to the extent (if any) that Executive's legal fees and expenses are required to be reimbursed pursuant to the Indemnification Agreement and/or D&O insurance coverage referred to in
Section 14 and except to the extent that the Executive has a right to reimbursement of legal fees and expenses under applicable law.

         25. Notices.

              All notices shall be in writing, shall be hand delivered or sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received when hand delivered or one
(1) calendar day after depositing with such overnight service for next day delivery.

         If to the Company:         Comverse Technology, Inc.
                                    810 Seventh Avenue, 35th Floor
                                    New York, New York 10019
                                    Attention:  Chief Executive Officer

                                    with a copy to:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Attention:  David Zeltner, Esq.

         If to the Executive:       Stephen M. Swad
                                    at the most recent address of Executive
                                    set forth in the personnel records of
                                    the Company

                                    with a copy to:

                                    Kramer, Levin, Naftalis & Frankel LLP
                                    1177 Avenue of the Americas
                                    New York, New York  10036
                                    Attention:  Paul Ritter, Esq.


         26. Headings.

              The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         27. Cooperation.

              The Executive agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company related to events occurring during Executive's employment with the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Executive shall notify the Company if the Executive is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. The Company shall reimburse the Executive for expenses reasonably incurred in connection therewith (including reasonable attorney fees if it is determined that utilization of Company counsel would create a conflict). The Company shall also compensate Executive for his time in connection with such cooperation if he is no longer employed by the Company at a rate of $300 per hour. Any such cooperation occurring after the termination of Executive's employment shall be subject to Executive's other business and personal commitments, and shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive's business or personal affairs. Notwithstanding the above, nothing herein shall require Executive to waive any legal rights he has or may have at any time.

         28. Compliance with Code Section 409A.

         (a) Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one
(1) day after the date of termination or earlier death (the "New Payment Date"). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.

         (b) Compliance. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute "nonqualified deferred compensation" within the meaning of Section 409A are intended to comply with
Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

         (c) Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to
Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a "resignation," "termination," "terminate," "termination of employment" or like terms shall mean separation from service.

         (d) Payments for Reimbursements, In-Kind Benefits and Tax Gross-Ups. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. Any tax gross-up payments under this Agreement shall be paid in no event later than the end of the calendar year following the year in which any excise tax, income tax or other amount comprising a gross-up payment was remitted to the relevant taxing authority.

         (e) Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

         (f) Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

         29. Counterparts.

              This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                COMVERSE TECHNOLOGY, INC.

                                By: /s/ Andre Dahan
                                    --------------------------------------------
                                    Name: Andre Dahan
                                    Title: Chief Executive Officer and President

                               THE EXECUTIVE

                               /s/ Stephen M. Swad
                               ------------------------------------
                               Name: Stephen M. Swad

                                                                      EXHIBIT A

         This RELEASE ("Release") dated as of ____________________ between Comverse Technology, Inc., a New York corporation (the "Company"), and Steve M. Swad (the "Executive").

         WHEREAS, the Company and the Executive previously entered into an employment agreement dated May __, 2009 under which the Executive was employed to serve as the Company's Executive Vice President and Chief Financial Officer (the "Employment Agreement"); and

         WHEREAS, the Executive's employment with the Company (has been) (will be) terminated effective __________________; and

         WHEREAS, pursuant to Section 12 of the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

         1. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, employee benefit plans and their administrators or fiduciaries, insurer of any such entities, and its and their successors and assigns and others related to such entities, in each case, only in such person's capacity as such, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the separation from the Company, the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefits, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment, and any rights or claims under the Civil Rights Act of 1866; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

         2. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of, or preclude the Executive from asserting his rights to enforce any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the Company's By-laws, the Indemnification Agreement (as defined in Section 14 of the Employment Agreement), and other agreements or the law, as to continued coverage and rights under director and officer liability insurance policies,
(ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants or any existing rights relating to outstanding incentive equity held by the Executive under written agreements relating to the same, or (iii) to pay any amounts payable under the terms of the Employment Agreement (including, without limitation, any severance or other items payable following termination of Executive's employment). In addition, Executive does not waive his right to file a charge with the Equal Employment Opportunity Commission ("EEOC") or participate in an investigation conducted by the EEOC; however, Executive expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee's behalf.

         3. The Executive acknowledges that before entering into this Release, he has had the opportunity to consult with any attorney or other advisor of the Executive's choice, and the Executive is hereby advised to do so if he chooses. The Executive further acknowledges that by signing this Release, he does so of his own free will and act, that it is his intention to be legally bound by its terms, and that no promises or representations have been made to the Executive by any person to induce the Executive to enter into this Release other than the express terms set forth herein. The Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect, including the waiver and release of claims set forth in Paragraph 1 above.

         4. The Executive acknowledges that he has been provided at least 21 days to review the Release. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understand that he has 7 days after the signing hereof to revoke this Release by so notifying the Company ([ADDRESS], [Attention:]) in writing, such notice to be received by the Company within the 7 day period. This Release shall not become effective or enforceable, and no payments under the Release shall be made, until this seven (7) day revocation period expires without the Executive having revoked this Release.

         IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

                                      COMVERSE TECHNOLOGY, INC.

                                      By:
                                          ----------------------------------
                                          Name:
                                          Title:


                                      THE EXECUTIVE


                                      ---------------------------------
                                      Stephen M. Swad

                                       2